EVERSHEDS SUTHERLAND (US) LLP

Thomas E. Bisset
Direct Line: 202.383.0118
E-mail: ThomasBisset@eversheds-sutherland.com

VIA EDGAR

April 22, 2026

Board of Directors
American Family Life Insurance Company
6000 American Parkway
Madison, WI 53783

Re:
American Family Variable Account I
File No. 333-147408

Directors:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of Post-Effective Amendment No. 23 to the Registration Statement on Form N-6 for American Family Variable Account I (File No. 333-147408).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

Eversheds Sutherland (US) LLP

/s/ Thomas E. Bisset
Thomas E. Bisset